Exhibit 99.1

Winner Medical Reports Third Quarter Results for the Fiscal Year 2010

--	Revenue increased 27.0% to $30.9 million
--	Net income increased 10.1% to $3.4 million
--	Sales of PurCotton® products increased 114% to $2.6 Million for Q3 and 122% to $7.0 million YTD
--	Adjusted diluted EPS increased 62.1% to $0.47 for the first nine months in fiscal year 2010 versus $0.29 for the first nine months in fiscal year 2009.

SHENZHEN, China, August 11, 2010 /PRNewswire-Asia/--Winner Medical Group Inc. (NASDAQ: WWIN; "Winner Medical"), a leading manufacturer of medical dressings, medical disposables and non-woven PurCotton® materials for the medical and consumer products industries in China, today reported that third quarter fiscal year 2010 revenue year-on-year increased 27.0%, to $30.9 million, net income increased 10.1% to $3.4 million and a sales of PurCotton® products year-on-year increased 114.0%, to $2.6 million.

Third Quarter Fiscal 2010 and Nine Months Fiscal 2010 Summary (in millions of U.S. Dollar, except per share data)

	Q3 FY2010	Q3 FY2009	Y/Y	9 Months FY2010	9 Months FY2010	Y/Y
Net Sales	$30.9	$24.4	27.0%	$86.8	$70.7	22.7%
Cost of Sales	$22.0	$17.2	28.1%	$61.1	$51.1	19.4%
Gross Profit	$8.9	$7.2	24.4%	$25.7	$19.6	31.3%
Income from Operations	$3.6	$3.7	-2.1%	$11.4	$7.6	50.4%
Net Income Attributable to Winner Medical Group Inc.	$3.4	$3.1	10.1%	$10.0	$6.2	61.3%
Diluted EPS	$0.14	$0.14	0%	$0.43	$0.28	53.6%

"Winner Medical delivered solid third-quarter operating results under the shadow of the European debt crisis and an increased in raw material prices. Our operating numbers were benefitted from accelerating growth in the North and South American and European markets, as well as a continuing increase in sales for PurCotton® products," said Jianquan Li, Chairman and Chief Executive Officer of Winner Medical. "Our PurCotton business is performing well. In addition to opening several new retail stores, we are in the initial phase of launching Business-to-Customer online shopping platform to complement our brick-and-mortar business. We continue to add talents across all aspects of the business, including store management, brand building, and e-commerce. These investments position our PurCotton business for robust long-term top and bottom line growth."

"Looking forward, we will continue to reshape and strengthen our portfolio, by maintaining good relationships with existing large foreign clients, such as Cardinal Health Inc. and Covidien Plc., and expand our distribution network for our medical products sales in China through distributors and direct to hospitals, as a result of China’s medical reform, while accelerating sales of PurCotton® brand products through retail sales in our chain stores and supermarkets, on-line sales and wholesale distribution sales to large customers. As more consumers around the world buy more products that better protect their health and the environment, our PurCotton® products are well positioned to meet their needs. We expect to fund these key strategic investments through our strong cash flows," Mr. Li said.

Third Quarter FY2010 Highlights

Net Sales

Winner Medical reported net sales of $30.9 million for the third quarter of 2010, a 27.0% increase from $24.4 million in the third quarter of 2009. This increase was mainly driven by increased sales orders from North and South American and European customers, as well as increased PurCotton® products sales. Net sales to North and South American customers increased approximately 58.1% to $7.2 million in the third quarter of 2010, from $4.6 million in the third quarter of 2009, as a result of more orders from existing customers, such as Cardinal Health Inc. and Covidien Plc. The net sales to customers in Europe were $12.4 million in the third quarter of 2010, an increase of 27.2%, compared to $9.8 million during the same period last year. PurCotton® products sales increased approximately 114.0% to $2.6 million in the third quarter of 2010 from $1.2 million in the third quarter of 2009.

Gross Profit

Gross profit in the third quarter of 2010 increased 24.4% to $8.9 million from $7.2 million in the third quarter of 2009. Third quarter 2010 gross margin was 28.9%, compared to 29.5% in the third quarter of 2009. The slight decline in gross margin resulted from an increase in the price of cotton, our principal raw material. In order to reduce this risk, we have increased our selling price progressively, which was accepted by our customers.

Selling, General and Administrative Expenses

In the third quarter of 2010, selling, general and administrative expenses were $5.3 million, versus $3.6 million in the third quarter of 2009. Adjusted selling, general and administrative expenses (non-GAAP), which exclude share-based compensation expenses, for the third quarter were $5.5 million, versus $3.7 million for the same quarter of 2009. This increase was mainly due to increases in transportation expenses, growth in salaries to support higher sales growth, as well as an increase in leasing fees for PurCotton® stores.

Income from Operations

Income from operations decreased by 2.1% to $3.6 million in the third quarter of 2010, from $3.7 million in the third quarter of 2009. Adjusted income from operations (non-GAAP), which excludes share-based compensation expenses, was $3.9 million in the third quarter of 2010, compared to $3.8 million in the same period of 2009.

Income Taxes

The Company's effective tax rate for the third quarter of 2010 was 9.3%, compared to 18.5% in the third quarter of 2009. The lower income tax rate was mainly due to the Company's subsidiary, Winner Industries (Shenzhen), obtaining a High and New Technology Enterprise Certificate, which reduced its income tax rate from 18% to 15%, as well as the Company’s Research and Development expenses enjoying a 150% tax deductible preferential policy during the third quarter of 2010 compared with a lower deduction during the same quarter of 2009.

Net Income Attributable to Winner Medical Group Inc.

Net income attributable to Winner Medical Group Inc. increased by 10.1% to $3.4 million in the third quarter of 2010, as compared to approximately $3.1 million in the third quarter of 2009. Diluted earnings per share remained unchanged compared to the third quarter of 2009 at $0.14. Adjusted net income attributable to Winner Medical Group Inc. (non-GAAP), which excludes share-based compensation expenses, was $3.6 million for the third quarter of 2010, an increase of 14.0% from the same period a year ago. Excluding share-based compensation expenses, adjusted diluted earnings per share (non-GAAP) was $0.15 in the third quarter, versus $0.14 per share in the comparable quarter of 2009. This increase was primarily driven by rising cotton price and maritime transportation expenses. In response, the Company is increasing its selling prices to its customers to pass along these cost increases. However, there is some time lag for these increases to be passed on to consumers and reflected in the Company’s net income.

Nine Months Ended June 30, 2010 Highlights

Net Sales

Winner Medical reported net sales of $86.8 million for the nine months ended June 30, 2010, a 22.7% increase from $70.7 million for the same period of 2009. This increase is mainly attributable to growing product demand from Chinese customers, increased sales orders from existing North and South American customers, as well as a rapid increase in PurCotton® products sales to customers in China.

Gross Profit

Gross profit for the nine months ended June 30, 2010 increased to $25.7 million, a 31.3% increase from $19.6 million for the same period of 2009. Gross margin was 29.6% for the nine months ended June 30, 2010, compared to 27.7% for the nine months ended June 30, 2009, which resulted from the Company's strategy of targeting the Chinese medical market combined with high-margin sales of PurCotton® products, as well as benefits derived from our lean production management.

Selling, General and Administrative Expenses

For the nine months ended June 30, 2010, selling, general and administrative expenses were $14.7 million, versus $11.9 million for the same period of 2009. Adjusted selling, general and administrative expenses (non-GAAP), which exclude share-based compensation expenses, for the nine months ended June 30, 2010 were $15.5 million, versus $12.2 million for the same period of 2009. This increase was primarily driven by increases in transportation expenses for the domestic and export markets, increases in salaries for management and administrative staff and consulting expenses for brand-building projects, as well as an increase in leasing fees resulting from the launching of PurCotton® products.

Income from Operations

Income from operations increased by 50.4% to $11.4 million for the nine months ended June 30, 2010, from $7.6 million for the same period of 2009. Adjusted income from operations (non-GAAP), which excludes share-based compensation expenses, was $12.2 million for the nine months ended June 30, 2010, compared to $7.9 million for the same period of 2009.

Income Taxes

The Company's effective tax rate for the nine months ended June 30, 2010 was 13.5%, compared to 18.8% for the same period last year for the reasons discussed previously.

Net Income Attributable to Winner Medical Group Inc.

Net income attributable to Winner Medical Group Inc. increased by 26.3% to $10.0 million for the nine months ended June 30, 2010, as compared to approximately $6.2 million for the same period of 2009. Diluted earnings per share increased by 53.6% to $0.43 for the nine months ended June 30, 2010, versus $0.28 per share for the comparable period last year. Adjusted net income attributable to Winner Medical Group Inc. (non-GAAP), which excludes share-based compensation expenses, was $10.8 million for the nine months ended June 30, 2010, an increase of 65.8% from the same period of 2009. Excluding share-based compensation expenses, adjusted diluted earnings per share (non-GAAP) was $0.47 for the nine months ended June 30, 2010, versus $0.29 per share for the comparable period last year, an increase of 62.1%. This increase was primarily driven by high demand for PurCotton® products, rapidly increasing sales of our more traditional medical offerings to Chinese customers and lean production management.

Other Selected Financial Data

Average accounts receivable days outstanding were 43 days as of June 30, 2010 compared to 45 days as of September 30, 2009.

As of June 30, 2010, the Company had $12.7 million in cash and cash equivalents, compared to $9.5 million as of September 30, 2009. Net cash provided by operating activities and net cash used in investing activities during the nine months ended June 30, 2010 were $5.6 million and $5.2 million, respectively. Working capital as of June 30, 2010 was $41.1 million compared to $23.0 million as of September 30, 2009.

Operational Highlights Year to Date

PurCotton® Business Update

PurCotton® product sales of $7.0 million for the nine months ended June 30, 2010 represented a 121.7% increase versus the $3.2 million of sales for the same period of 2009. Sales growth benefited from an increase in sales from PurCotton® chain stores and PurCotton® jumbo rolls to customers in China and Japan that produce consumer products, including sanitary and incontinence products, as well as from the processing of orders for PurCotton® finished medical products, such as operating room towels and sponges, for customers in China, Europe and the United States.

As of August 11, 2010, the Company owned and operated 17 PurCotton® chain stores in Shenzhen, Guangdong Province. Each store contains four types of PurCotton® branded personal products and healthcare supplies, which include PurCotton® baby personal products, feminine personal products, daily home care products and medical care products. The main distribution channels for these products include chain stores (PurCotton® stores), on-line sales, supermarkets and wholesale to large customers. PurCotton® stores are mainly located in downtown shopping malls. The projected average total cost of each store, with sizes ranging from 50 to 200 square meters~~,~~ is approximately $40,000 to $60,000, which includes the lease, deposit, build out, instruments, inventory stocking and one month’s salary for salespersons. The Company is slowing down the pace of chain stores opening because management has been operating the PurCotton’s consumer business for less than one year. In order to build a healthy and sustainable retail business, the Company is carefully evaluating all relevant operating and financial metrics, including store location and size, product packaging and pricing, brand image, customer service and marketing. We will provide ongoing updates related to the performance of our PurCotton® stores on a regular basis so investors can better understand and evaluate our progress.

Recently, the Company opened its first online PurCotton® store featuring its entire array of products on Taobao.com, the largest online trading platform in China. This is the Company’s first initiative to establish PurCotton Business-to-Consumer (B2C) online stores in order to address the consumers’ evolving shopping preferences. The Company is also planning to build its own B2C trading website that will be co-branded through its retail stores, in addition to other online mediums to reach a much broader customer base throughout China. We expect our collective B2C efforts to provide incremental sales to new and existing customers and help drive significant growth in the overall PurCotton® franchise.

As of 11 August, the first two PurCotton® manufacturing lines are producing at full capacity, with a total production capacity of 200 tons per month. The third production line commenced production in March 2010 and the fourth production line is expected to commence operation before December 2010.

Conference Call

Winner Medical's senior management will host a conference call to discuss its third quarter fiscal year 2010 results and recent business developments.

Date of the conference call: Wednesday, August 11, 2010
Time: 10:00 a.m. EDT
Dial-in Number: +1-800-561-2718 (US)
10-800-130-0399 (South China)
10-800-152-1490 (North China)
###-##-#### (Hong Kong)
+1-617-614-3525 (International)
Pass code: 42723804

A telephone replay will be available shortly after the conclusion of the call and will be accessible through August 18, 2010 by calling +1-888-286-8010 (US) or +1-617-801-6888 (International); Pass code: 76980551.

About Winner Medical:

Winner Medical is a leading manufacturer and the largest exporter by volume in the medical dressing industry in China. Headquartered in Shenzhen, the Company has eight wholly owned operating subsidiaries and four joint ventures with over 5,000 employees. The Company engages in the manufacturing, sale, research and development of medical care products, wound care products, home care products and PurCotton® products, a non-woven fabric made from 100% natural cotton. The products are sold worldwide, with Europe, the United States, China and Japan serving as the top four markets. The Company currently holds more than sixty patents and patent applications for various products and manufacturing processes and is one of the few Chinese companies licensed by the U.S. Food and Drug Administration (FDA) to ship finished, sterilized products directly to the United States market. To learn more about Winner Medical, please visit Winner Medical's web site at: http://ir.winnermedical.com

Forward-Looking Statements

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included herein, are "forward-looking statements" including statements regarding Winner Medical and its subsidiary companies' business strategy, plans and objectives and statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions and involve known and unknown risks and uncertainties. Although Winner Medical believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Winner Medical's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Winner Medical's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to Winner Medical or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Winner Medical does not assume a duty to update these forward-looking statements.

Non-GAAP Financial Measures

To supplement Winner Medical’s consolidated financial results presented in accordance with U.S. GAAP, Winner Medical uses the following non-GAAP measures: adjusted net income attributable to Winner Medical Group Inc., adjusted earnings per share, adjusted income from operations and adjusted selling, general and administrative expenses. These measures represent net income attributable to Winner Medical Group Inc., earnings per share, income from operations and selling, general and administrative expenses, respectively, as adjusted to exclude share-based compensation expense.

Winner Medical believes that, in conjunction with GAAP financial measures, these non-GAAP measures provide meaningful supplemental information regarding its performance and liquidity and both management and investors benefit from referring to these non-GAAP measures in assessing the Company’s performance and when planning and forecasting future periods. The calculation of these non-GAAP measures allows the Company to compare its operating results with those of other companies without giving effect to expenses related to share-based compensation, which may vary for different companies for reasons unrelated to the overall operating performance of a company’s business.

These non-GAAP measures are not measures of performance under accounting principles generally accepted in the United States (U.S. GAAP). The Company includes them in this press release in order to:

•	improve transparency for investors;

•	assist investors in their assessment of the Company’s operating performance;

•	facilitate comparisons to historical performance;

•	ensure that these measures are fully understood in light of how the Company evaluates its operating results; and

•	properly define the metrics used and confirm their calculation.

These non-GAAP measures are not meant to be considered in isolation or as a substitute for items appearing on the Company’s financial statements prepared in accordance with U.S. GAAP. Rather, the non-GAAP measures should be used as a supplement to U.S. GAAP results to assist the reader in better understanding the operational performance of the Company. The Company recognizes that the usefulness of these non-GAAP measures has certain limitations, including:

•
These non-GAAP measures do not include share-based compensation expense. Because the Company periodically has granted, and expects to continue to grant, options and restricted share awards to its employees, share-based compensation expense is a necessary element of the Company’s costs and ability to generate profits and cash flows. Therefore, any measure that excludes share-based compensation expense may have material limitations.

•	The manner in which the Company calculates these non-GAAP measures may differ from that of other companies, which limits their usefulness as comparative measures.

Management compensates for these limitations by using these non-GAAP measures as comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of its operating performance. Please refer to the non-GAAP reconciliation tables at the end of this press release for a reconciliation of adjusted net income attributable to Winner Medical Group Inc., adjusted earnings per share, adjusted income from operations and adjusted selling, general and administrative expenses to net income attributable to Winner Medical Group Inc., earnings per share, income from operations and selling, general and administrative expenses, respectively, which are the most directly comparable U.S. GAAP financial measures.

For more information, please contact:
Company:     Peng Zhai
Investor Relations Manager
Winner Medical Group Inc.
Tel:        +86-755-2806-6858
+86-755-2813-8888 (ext. 691)
Email: investors@winnermedical.com
Web: http://ir.winnermedical.com

Investors:      Scott Powell
HC International, Inc.
Tel:        +1-917-721-9480
Email: scott.powell@hcinternational.net
Web: http://www.hcinternational.net

SOURCE:  Winner Medical Group Inc.

Winner Medical Group Inc.
Consolidated Statements of Income and Comprehensive Income

	Three months ended June 30		Nine months ended June 30
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	US$	US$	US$	US$

Net sales	30,926,910	24,357,878	86,788,642	70,715,298

Cost of sales	(21,993,948)	(17,176,129)	(61,067,648)	(51,128,269)
Gross profit	8,932,962	7,181,749	25,720,994	19,587,029

Other operating income, net	145,370	96,183	634,457	987,432
Exchange difference, net	(152,908)	47,432	(233,089)	(1,082,265)
Selling, general and administrative expenses	(5,277,382)	(3,600,442)	(14,741,028)	(11,923,716)

Income from operations	3,648,042	3,724,922	11,381,334	7,568,480
Interest income	13,295	19,069	41,038	42,888
Interest expense	(21,545)	(70,884)	(120,048)	(397,940)
Equity in earnings of 50 percent or less owned persons	103,954	86,446	148,979	309,584
Income before income taxes	3,743,746	3,759,553	11,451,303	7,523,012

Income taxes	(347,881)	(694,718)	(1,549,977)	(1,414,383)
Net income	3,395,865	3,064,835	9,901,326	6,108,629

Net (income)/ loss attributable to non-controlling interests	(21,928)	(1,183)	69,861	74,196
Net income attributable to Winner Medical Group Inc.	3,373,937	3,063,652	9,971,187	6,182,825

Comprehensive income:
Net income	3,395,865	3,064,835	9,901,326	6,108,629
Foreign currency translation difference	438,928	37,243	290,862	(87,899)
Comprehensive (income)/ loss attributable to non-controlling interests	(21,648)	(1,183)	70,302	74,196

Comprehensive income attributable to Winner Medical Group Inc.	3,813,145	3,100,895	10,262,490	6,094,926

Net income attributable to Winner Medical Group Inc. per share
- basic	0.14	0.14	0.44	0.28
- diluted	0.14	0.14	0.43	0.28

Weighted average common stock outstanding
- basic	23,378,040	22,363,740	22,701,840	22,363,740
- diluted	24,060,419	22,363,814	23,112,894	22,388,400

Winner Medical Group Inc.
Consolidated Balance Sheets

	June 30	September 30
	2010	2009
	(Unaudited)	(Unaudited)
	US$	US$
ASSETS
Current assets:
Cash and cash equivalents	12,736,013	9,493,026
Restricted bank deposits	128,550	123,868
Accounts receivable, less allowances for doubtful accounts of US$313,147 and US$244,401 at June 30, 2010 and September 30, 2009, respectively	15,959,486	13,148,462
Amount due from an affiliated company	5,754	-
Inventories	17,105,048	14,932,740
Prepaid expenses and other current assets	7,654,839	3,614,567
Income taxes recoverable	33,525	30,910
Deferred tax assets	338,514	359,151
Total current assets	53,961,729	41,702,724
Property, plant and equipment, net	57,877,050	55,770,870
Investment in equity investees	2,072,935	1,923,956
Intangible assets, net	128,344	147,008
Non-current restricted bank deposits	101,029	34,917
Prepaid expenses and other receivables	657,073	1,104,344
Deferred tax assets	115,722	252,190
Total assets	114,913,882	100,936,009

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term bank loans	736,279	6,589,545
Accounts payable	5,651,649	4,843,404
Accrued payroll and employee benefits	1,925,721	2,072,892
Customer deposits	397,688	603,824
Other accrued liabilities	2,704,998	2,574,736
Amounts due to affiliated companies	7,769	56,349
Income taxes payable	1,464,951	1,938,941
Total current liabilities	12,889,055	18,679,691
Deferred tax liabilities	42,134	41,899
Total liabilities	12,931,189	18,721,590

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.001 per share; authorized 247,500,000, issued and outstanding June 30, 2010 – 23,950,740 shares; September 30, 2009 –22,363,740 shares	23,951	22,364
Additional paid-in capital	40,740,622	31,166,123
Retained earnings	45,679,735	36,797,172
Statutory reserves	4,516,719	3,428,095
Accumulated other comprehensive income	11,009,153	10,717,850
Total Winner Medical Group Inc.
stockholders’ equity	101,970,180	82,131,604

Non-controlling interests	12,513	82,815
Total equity	101,982,693	82,214,419

Total liabilities and equity	114,913,882	100,936,009

Winner Medical Group Inc.
Non-GAAP Reconciliation

	Three months ended		Nine months ended
	30 June		30 June
	2010	2009	2010	2009
	(Unaudited) US$	(Unaudited) US$	(Unaudited) US$	(Unaudited) US$
Net income attributable to Winner Medical Group Inc. (GAAP)	3,373,937	3,063,652	9,971,187	6,182,825
Share-based compensation	235,506	101,541	782,623	304,623

Adjusted net income attributable to Winner Medical Group Inc. (Non-GAAP)	3,609,443	3,165,193	10,753,810	6,487,448
Earnings per share (GAAP)
- Basic	0.14	0.14	0.44	0.28
- Diluted	0.14	0.14	0.43	0.28
Adjusted earnings per share (Non-GAAP)
- Basic	0.15	0.14	0.47	0.29
- Diluted	0.15	0.14	0.47	0.29
Weighted average ordinary shares outstanding
- Basic	23,378,040	22,363,740	22,701,840	22,363,740
- Diluted	24,060,419	22,363,814	23,112,894	22,388,400

	Three months ended		Nine months ended
	30 June		30 June
	2010	2009	2010	2009
	(Unaudited) US$	(Unaudited) US$	(Unaudited) US$	(Unaudited) US$
Income from operations (GAAP)	3,648,042	3,724,922	11,381,334	7,568,480
Share-based compensation	235,506	101,541	782,623	304,623
Adjusted income from operations (Non-GAAP)	3,883,548	3,826,463	12,163,957	7,873,103

	Three months ended		Nine months ended
	30 June		30 June
	2010	2009	2010	2009
	(Unaudited) US$	(Unaudited) US$	(Unaudited) US$	(Unaudited) US$
Selling, general and administrative expenses (GAAP)	5,277,382	3,600,442	14,741,028	11,923,716
Share-based compensation	235,506	101,541	782,623	304,623
Adjusted selling, general and administrative expenses (Non-GAAP)	5,512,888	3,701,983	15,523,651	12,228,339